Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Science & Technology Opportunities Portfolio of
BlackRock Funds (BR_GST)
BlackRock U.S. Opportunities Portfolio (BR_USOPP)
BlackRock Science and Technology Trust (BST)
LVIP BlackRock U.S. Opportunities RPM Fund (SMF_LVUSOP)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
10-15-2015

Security Type:
EQUITY/ EQUITY


Issuer
First Data Corporation (Equity)

Selling
Underwriter
Citigroup Global Markets Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., Morgan
Stanley & Co. LLC., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, KKR Capital
Markets LLC, Deutsche Bank Securities
Inc., Credit Suisse Securities (USA) LLC,
PNC Capital Markets LLC, SunTrust Robinson
Humphrey, Inc., Wells Fargo Securities,
LLC, HSBC Securities (USA) Inc., Barclays
Capital Inc., Goldman, Sachs & Co., Mizuho
Securities USA Inc., Allen & Company LLC,
BBVA Securities Inc., Cowen and Company,
LLC

Transaction Details

Date of Purchase
10-15-2015


Purchase
Price/Share
(per share / %
of par)
$16.00

Total
Commission,
Spread or
Profit
3.250


1.	Aggregate Principal Amount Purchased
(a+b)
3,400,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
595,800

b. Other BlackRock Clients
2,804,200

2.	Aggregate Principal Amount of
Offering
160,000,000

Fund Ratio [Divide Sum of #1 by #2]
Must be less than 0.25

0.02125


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
10-19-2015

Global Syndicate Team Member




Approved by:
Betsy Mathews, Steven DeLaura
Date:
10-19-2015

Global Syndicate Team Member